EXHIBIT 10.2



                           A. T.  CROSS  COMPANY





                     EXECUTIVE  COMPENSATION  PROGRAM



                          ANNUAL  INCENTIVE  PLAN

















                             January  1,  1995
CONTENTS


                                                                      Page

Introduction                                                           1


Purpose of the Plan                                                    1


Eligibility                                                            2


How the Plan Works                                                     2

Performance Measures                                                   2

     Operating Income Before Taxes Target                              3

     Return on Capital Modifier                                        4

     Individual Performance                                            5

Award Amounts                                                          5


Payout of Plan Awards                                                  7


Changes in Employment Status                                           8

Disability or Death                                                    8


Additional Information                                                 9

Administration                                                         9

 INTRODUCTION

        On January 1, 1995, significant changes to the A. T. Cross executive compensation program will become effective - changes that will align the compensation program with the company's new business plan and priorities. The two-phase program will provide reward opportunities based on substantially improved company profitability, effective use of capital, and returns to shareholders.

        Phase I is an interim phase (1995-1997) which will reward eligible members of management for achieving financial performance benchmarks generated as part of the company's three-year business plan. Phase II, beginning in 1998, will reward management for sustaining a high level of performance based on both internal financial milestones and key external financial measures. Details of Phase II will be further developed as the company approaches 1998.

        The major components of Phase I are base salary, the Annual Incentive Plan, and a special Performance Cash Plan. This document describes the Annual Incentive Plan which - together with the other components of the executive compensation program - is designed to provide a competitive total compensation opportunity if performance levels are consistent with financial goals.


PURPOSE OF THE PLAN

        As part of its business plan, the company has established aggressive financial goals necessary to enhance shareholder value. Achievement of these goals will return A. T. Cross Company to a market leadership position. Accordingly, the new program is designed to:

- -Link a portion of executive pay directly to the company's business success
- -Provide competitive compensation opportunities
- -Support efforts to recruit and retain outstanding top executives and managers

ELIGIBILITY

        The Compensation Committee of A. T. Cross Company may appoint - based on job content and performance - any salaried employee to be a Group I, II, III, IV, or V participant in the compensation program. Individuals are placed in Groups I-V based on similar levels of responsibility and ability to directly impact the financial results of the company. Participating employees remain members until the end of the fiscal year in which they were appointed. Eligible employees must be reappointed to participate each year.

        Employees may participate for part of a year, but must be actively employed by the company (except in cases of death or disability) as of December 31 to be eligible for incentive awards during that year.


HOW  THE  PLAN  WORKS

        Members are eligible to receive a percentage of their base salary in additional compensation, based on the company's achievement of specified performance targets, consistent with the company's business plan.


Performance Measures

        Annual incentive payouts are based primarily on the attainment of a combination of writing instrument division Operating Income Before Taxes
(OIBT)1 and Consolidated Return on Capital (ROC)2 goals. For Groups IV and V, individual performance also affects annual incentive payouts.

1 OIBT for any fiscal year shall mean the writing instrument division's pretax operating income as reflected on the books of account maintained for the company, before any adjustment for LIFO inventories, before profit or loss on the disposition of fixed assets, and before allowance for bonus payments under this plan.

2 Return on Capital shall mean consolidated net (after tax) income plus interest expense divided by the sum of shareholder's equity and long-term debt.

Operating Income Before Taxes Target

        Meeting the annual OIBT target is the primary goal. The increase will be the greater of -- percent of previous year's target OIBT or -- percent of previous year's actual OIBT. OIBT goals will increase each year over the three-year period of Phase I.

        Intermediate award levels will be determined using interpolation.

        During the years 1995-1997, awards will be determined annually based on the company's ability to meet the increased OIBT targets developed using the previous year's performance. Award levels will be earned as follows:

                                             Award Level Earned
If Writing Instrument Division Achieves      (prior to ROC Modifier)

Less than 70% of OIBT target for year                No bonus award

At least 70% of OIBT target for year         Threshold bonus award

Greater of --% of previous year's OIBT
 target, or --% of previous year's actual
 OIBT                                        Target bonus award

At least 130% of OIBT target for year        Maximum bonus award


[Percentages in the above paragraphs have been deleted in this document pursuant to a request for confidential treatment.]

Return on Capital Modifier

        An ROC performance modifier is designed to ensure that the income generated is not at the expense of the company's effective use of capital. The company's consolidated ROC level may influence the bonus award earned for the OIBT measure in a range of plus or minus 15 percent. The ROC modifier will also increase during the three-year period this program is in effect (1995-1997). The following chart illustrates the potential ROC impact:

                        Return on Capital Impact on Bonus

      -15% Impact on Bonus  0% Impact on Bonus         +15% Impact on Bonus

1995  6.5% or less          greater than 6.5% to       9.5% or more
ROC                         less than 9.5%

1996  7.5% or less          greater than 7.5% to       13% or more
ROC                         less than 13%

1997  9% or less            greater than 9% to less    15% or more
ROC                         than 15%

* Note: The Manetti-Farrow Modifier is used for Group I participants only. Bonus amounts for Group I will be impacted based on the Manetti-Farrow OIBT as approved by the Compensation Committee as follows:

   -If Manetti-Farrow OIBT IS plus or minus 10% of target, no modification -If Manetti-Farrow OIBT is < 90% of target, 10% decrease to annual bonus -If Manetti-Farrow OIBT is > 110% of target, 10% increase to annual bonus, but no greater than maximum


Individual Performance

        For Groups I-III, bonuses are determined solely on the criteria described above. Groups IV and V will be awarded bonuses based on a combination of company financial performance and individual performance. Individual performance represents a smaller component of overall bonuses - 30 percent of the target opportunity for Group IV and 40 percent of target opportunity for Group V - and is based on the achievement of agreed-upon objectives set by the executive's manager and the unit's vice president. The individual portion of the annual award is determined by evaluating attainment of agreed-upon objectives, irrespective of writing instrument investment OIBT. It is, however, subject to the ROC modifier. This component is designed to acknowledge the lesser ability of Group IV and Group V members to directly influence company financial results.


Award Amounts

        If the company meets its targeted OIBT objective, awards are paid at target bonus levels which vary by group level as shown below.

     Group              Target Award
     Group I        55 %  of  base  salary
     Group II       40 %  of  base  salary
     Group III      34 %  of  base  salary
     Group IV       28 %  of  base  salary
     Group V        15 %  of  base  salary


        Award opportunities for the OIBT measure will range from 0 percent of target bonus award to 130 percent of target bonus award - at maximum performance levels - as shown below:

                                  At Threshold  At Target     At Maximum
                 Below Threshold  Performance   Performance   Performance
                 Performance      (70% of OIBT  (100% of OIBT (130% of OIBT
                                  Target)       Target)       Target)
Percent of Target     0%              40%          100%           130%
 Bonus

        Bonus percentages will be determined by interpolation for performance between threshold, target, and maximum.

        Once bonus percentages are determined using the OIBT measure, the ROC modifier (as described on page 4) will be applied. This modifier could have a plus or minus 15 percent impact on the bonus amount earned. The Manetti-Farrow Modifier will be similarly applied to Group I participants.

        Therefore, applying both OIBT and ROC performance goals, the total range of award opportunities as a percentage of base salary by participant group is as follows:

     Group     Threshold Award     Target Award     Maximum Award
     I               16%               55%               82%
     II              14                40                60
     III             12                34                51
     IV              *                 28                39
     V               *                 15                20
     *Subject to individual performance


PAYOUT  OF  PLAN  AWARDS

        Annual Incentive Awards will be distributed as soon as is practicable after the close of the fiscal year. Awards will be made as a percent of base salary, where base salary shall mean the amount of base compensation paid for that year. Base salary does not include any bonus payable under this Plan, any life insurance premiums, special compensation, pension benefits, Profit-Sharing Trust, or Crossaver savings plan matching allocations.

        Awards for Groups I-III participants only, which exceed target award levels during 1995-1997, may be paid in either restricted stock or cash. If the writing instrument division OIBT for a calendar year is below $25 million when an above target award is earned, the entire award amount above target will be paid in restricted stock. Restrictions on one-half of the restricted stock award will lapse when calendar year OIBT reaches $25 million; restrictions on the remaining half will lapse when calendar year OIBT is at least double the final audited 1994 OIBT level. If OIBT is not double the 1994 amount by the end of 1999, the restricted stock will revert to the company. The awards paid in restricted stock will entitle the participant to current payment of dividends and voting rights on the restricted shares.

        If the company OIBT is above $25 million when an above target award is earned, 50 percent of the above target award will be paid in restricted stock, with the remainder paid in cash. Restrictions on the entire stock award in this case will lapse when calendar year OIBT is at least double the final audited 1994 level. In cases where above target awards are earned and the company has already doubled final audited 1994 OiBT levels, the entire award will be paid in cash.

        The full terms and conditions of such restrictions and the rights of participants with respect to restricted stock will be set forth in the
A. T. Cross Company Restricted Stock Plan, as the Plan may be approved by the Board of Directors and the shareholders of the company.


        Awards for Groups IV and V will be paid solely in cash, both above and below target bonus.

CHANGES  IN  EMPLOYMENT  STATUS

        Employees who are participants in the Plan for only part of a fiscal year may participate in the Plan for the period or periods of membership on a pro rata basis. However, participants must be actively employed by the company as of December 31 to be eligible for incentive awards during that year.

        Employees discharged for cause will not receive any bonus payments under this Plan.


Disability or Death

        For participants who become disabled (i.e., eligible for company LTD benefits) or die while a member of the Plan, annual incentives will be determined in a prorated manner to reflect the period of time the participant was an active member of the Plan. Payout will be made - at the time normal payout would have been made - to the participant or participant's beneficiary(ies) if on file; otherwise, payment will be made to the participant's estate.


ADDITIONAL  INFORMATION

Administration

        The Annual Incentive Plan will be administered by the Compensation Committee of the Board of Directors of A. T. Cross Company whose decisions in all matters will be final. The Committee reserves the right, subject to the full Board's approval, to modify, amend, or discontinue this Plan at any time. Any changes or amendments to the plan will not affect a participant's rights prior to the modification unless the participant provides written consent.

        Participation in this Plan does not confer any right to continued employment by A. T. Cross. Similarly, selection for participation in any one year does not necessarily guarantee participation in future years. No member of the Compensation Committee shall have any personal liability in connection with the administration of the Plan.